Exhibit 99.1

FORTIS INC.

OMNIBUS EQUITY PLAN
Effective as of January 1, 2024

Article 1
Preamble and Definitions

1.1	Title

This Omnibus Equity Plan of Fortis Inc. (the “Corporation”), as amended or restated from time to time, shall be called the “Omnibus Equity Plan” and is referred to herein as the “Plan”.

1.2	Purpose of the Plan

The purpose of the Plan is to: (a) promote alignment of interests between the senior management of the Corporation and its Subsidiaries and the shareholders of the Corporation; (b) foster the growth and success of the business of the Corporation in accordance with its vision; (c) ensure that management is focused on the Corporation’s primary business objectives; and (d) assist the Corporation in attracting and retaining senior management.

1.3	Defined Terms

In the Plan, the following terms have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Administrator” means such administrator, including any administrative agent or trustee, as may be appointed by the Corporation and identified to Participants from time to time to assist in the administration of the Plan in accordance with Section 7.1, which administrator may be the Corporation or any of its Subsidiaries acting for the benefit of Participants;

“Affected Participant” means, in connection with a Change of Control pursuant to:

(a)	clause (a) of the definition of Change of Control, each Participant; or

(b)	clause (b) of the definition of Change of Control, each Participant who is an Employee of the affected Subsidiary who ceases to be employed by the Corporation or any of its Subsidiaries immediately following such Change of Control;

“Applicable Exchange Rate” means, in connection with any conversion to or from U.S. Dollars required pursuant to the Plan, the Exchange Rate as of the Business Day immediately prior to the Grant Date of such Award or any underlying Award, as applicable;

“Award” means a Restricted Share Unit or a Performance Share Unit granted pursuant to the Plan and “Awards” means any of the foregoing, as the circumstances require;

“Blackout Period” means a period when a Participant is prohibited from trading in the Corporation’s securities pursuant to applicable securities laws or the Corporation’s written policies then in effect;

“Board” means the board of directors of the Corporation;

“Business Day” means any day, other than a Saturday, Sunday or statutory or civic holiday in the Provinces of Ontario or Newfoundland and Labrador;

“Canadian Dollars” means the lawful currency of Canada;

“Canadian Taxpayer” means a resident of Canada for purposes of the Tax Act and any applicable income tax treaty, and any non-resident of Canada that is subject to tax under the Tax Act on all or any part of an Award granted hereunder;

“Change of Control” means:

(a)	with respect to the Corporation, the occurrence of any one or more of the following events:

(i)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or combination of Persons acting jointly or in concert with each other, of Voting Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Securities;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Corporation and its Subsidiaries on a consolidated basis to any other Person, other than a disposition to a wholly owned Subsidiary in the course of a reorganization of the assets of the Corporation and its Subsidiaries;

(iii)	the adoption of a resolution to wind-up, dissolve or liquidate the Corporation;

(iv)	as a result of or in connection with: (A) a contested election of Directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Corporation for election to the Board shall not constitute a majority of the Board; or

(v)	the Board adopts a resolution to the effect that a change of control of the Corporation has occurred or is imminent; and

(b)	with respect to any Subsidiary, the occurrence of any one or more of the following events:

(i)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or combination of Persons acting jointly or in concert with each other, other than the Corporation or another Subsidiary (or a combination thereof), of voting securities of such Subsidiary representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding voting securities of such Subsidiary;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of such Subsidiary which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of such Subsidiary on a consolidated basis to any other Person, other than a disposition to the Corporation or another Subsidiary (or a combination thereof) in the course of a reorganization of the assets of such Subsidiary;

(iii)	the adoption of a resolution to wind-up, dissolve or liquidate the Subsidiary; or

(iv)	the Committee determines that a change of control with respect to such Subsidiary has occurred or is imminent;

“Change of Control Determination Date” has the meaning ascribed thereto in Section 5.2(c);

“Clawback Policy” means, as applicable, the clawback policy of the Corporation in effect from time to time and any similar policy of the Corporation in effect from time to time, but only to the extent such policy applies to a Participant;

“Committee” means the Human Resources Committee or other committee of Directors designated by the Board from time to time to administer the Plan and consisting of not less than three members of the Board, each of whom qualifies as independent under section 1.4 of National Instrument 52-110 – Audit Committees and the applicable rules of the NYSE, and where no such committee has been appointed, means the Board; provided, however, without limiting the foregoing, that if the Corporation ceases to qualify as a “foreign private issuer” (as defined in Rule 3b-4 under the Exchange Act), the Committee shall be a committee of the Board comprised of not less than two directors, and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act;

“Common Share Account” has the meaning ascribed thereto in Section 2.5(a);

“Common Shares” means the common shares of the Corporation, and such other securities as may be substituted (or re-substituted) for the common shares of the Corporation pursuant to Article 5;

“Corporation” means Fortis Inc. and any successor corporation whether by arrangement, amalgamation, merger or otherwise;

“Director” means a director of the Corporation;

“Disability” means, with respect to a Participant, the illness of the Participant resulting in the Participant’s absence from their full-time duties with the Corporation or a Subsidiary such that the employment relationship is frustrated (subject to the parties’ obligations pursuant to human rights legislation, as applicable);

“Earned Performance Share Units” has the meaning ascribed thereto in Section 4.5;

“Election Deadline” means, unless extended by the Committee or as may be otherwise provided in the Plan, the date that is: (a) in the case of a Restricted Share Unit, 30 days prior to the Vesting Date of such Restricted Share Unit; and (b) in the case of a Performance Share Units, 30 days prior to the Payment Criteria End Date for such Performance Share Unit;

“Employee” means an employee of the Corporation or a Subsidiary, and includes an officer of the Corporation or a Subsidiary, but excludes a director of the Corporation or a Subsidiary who is not also an employee of the Corporation or a Subsidiary;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Exchange Rate” means, as of a relevant date, the daily average rate of exchange of the Bank of Canada for converting Canadian Dollars to U.S. Dollars, or vice versa as the circumstances require, or if on such date a daily average rate of exchange of the Bank of Canada is not available, the daily average rate of exchange of the Bank of Canada on the immediately preceding day on which such exchange rate is available or the equivalent exchange rate published by such other source as may be determined by the Committee, acting in good faith;

“Executive Compensation Policy” means, as applicable, the executive compensation policy of the Corporation in effect from time to time and any similar policy or practice of the Corporation or any Subsidiary in effect from time to time, but only to the extent such policy or practice applies to a Participant;

“Good Reason” means the occurrence, after a Change of Control, of any of the following events without the Affected Participant’s written consent:

(a)	a reduction in the base salary of the Affected Participant other than a general reduction that affects all similarly situated Employees of the Corporation or Subsidiary, as applicable, in substantially the same proportions;

(b)	a reduction in the Affected Participant’s target short term incentive or long term incentive opportunity, other than a general reduction that affects all similarly situated Employees of the Corporation or Subsidiary, as applicable, in substantially the same manner;

(c)	any failure by the Corporation or Subsidiary, as applicable, to comply with any material terms of the Affected Participant’s employment as in effect immediately prior to such Change of Control, other than an inadvertent failure not occurring in bad faith and which is remedied by the Corporation or such Subsidiary promptly after receipt of written notice thereof given by the Affected Participant;

(d)	any material adverse change in the Affected Participant’s duties, responsibilities, authority, title, status or reporting structure as in effect immediately prior to the Change of Control;

(e)	the discontinuation or amendment of any equity incentive plan, short term incentive plan, employee benefit plan or other material fringe benefit or perquisite, if such discontinuation or amendment results in less favourable treatment of the Affected Participant in the aggregate (unless minor or insignificant), taking into consideration any related amendment or replacement plan, benefit or perquisite, as applicable; or

(f)	the Corporation or Subsidiary, as applicable, requiring the Affected Participant to be based at any office or location other than: (i) within 50 kilometres of the Affected Participant’s office or location immediately prior to the Change of Control; or (ii) at any other office or location previously agreed to in writing by the Affected Participant;

“Grant Agreement” means a Restricted Share Unit Grant Agreement or a Performance Share Unit Grant Agreement, as applicable;

“Grant Date” means the effective date of each grant of an Award by the Committee to a Participant, which shall be January 1 of the calendar year of such grant or such other date as determined by the Committee and specified in the applicable Grant Agreement;

“Insider” means a “reporting insider” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and includes associates and affiliates (as such terms are defined in the TSX Company Manual) of such “reporting insider”;

“Involuntary Employment Action” means, with respect to a Participant, the termination of the Participant’s employment with the Corporation or a Subsidiary, as applicable, by the Participant for Good Reason, which, subject to applicable employment standards legislation, shall be deemed to be effective on the earlier of: (i) the last day worked by the Participant; and (ii) the date of termination of the Participant’s employment as set out in the written notification of termination, each as determined by the Corporation or Subsidiary, as applicable;

“Involuntary Redemption Date” means the Trading Day that is immediately prior to an Involuntary Employment Action;

“Just Cause” means a determination by the Committee or the board of directors of the Subsidiary employer of a Participant, as applicable, that any of the following has occurred: (a) wilful and continued failure by the Participant to substantially perform the Participant’s duties to the Corporation or Subsidiary after a demand for substantial performance improvement has been delivered in writing to the Participant which specifically identifies the manner in which the Participant has not substantially performed their duties; (b) wilful engaging by the Participant in misconduct that is materially injurious to the Corporation or Subsidiary, monetarily or otherwise; (c) the conviction of the Participant of a criminal offence involving dishonesty; or (d) any other action or omission that would be just cause at law; provided that no act, or failure to act, on the Participant’s part shall be considered “wilful” unless the Committee or the board of directors of the Subsidiary employer of a Participant, as applicable, determines that such act or failure to act by the Participant was in bad faith and was not reasonably believed by the Participant to be in the best interests of the Corporation or Subsidiary, as applicable;

“Market Price” means, at any date in respect of the Common Shares: (a) the TSX Market Price; (b) solely in the case of Non-Canadian Participants, the NYSE Market Price; or (c) in the event that the Common Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Common Shares in Canadian Dollars as determined by the Committee, acting in good faith, and, in the case of Participants who are Non-Canadian Participants, shall mean such Market Price converted into U.S. Dollars using the Applicable Exchange Rate;

“Non-Canadian Participant” means a Participant who is (a) a U.S. Taxpayer or (b) an Employee of a Subsidiary organized in a jurisdiction outside of Canada and, in each such case, is not also a Canadian Taxpayer;

“NYSE” means the New York Stock Exchange or any successor thereto;

“NYSE Market Price” means the volume-weighted average trading price of the Common Shares determined by dividing the total value of the Common Shares traded on the NYSE during the last five Trading Days immediately preceding the relevant date by the total volume of the Common Shares traded on the NYSE during such five Trading Days (or, if the Common Shares are not then listed and posted for trading on the NYSE, shall be the TSX Market Price for the same period converted into U.S. Dollars using the Applicable Exchange Rate);

“Outside Date” has the meaning ascribed thereto in Section 9.5;

“Participant” means: (a) any Employee to whom an Award has been granted in accordance with the terms and conditions of the Plan; and (b) any former Employee who continues to have Awards in their Restricted Share Unit Account or Performance Share Unit Account in accordance with the terms and conditions of the Plan;

“Payment Criteria” means, in respect of any grant of Performance Share Units, the criteria stipulated by the Committee (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any such criteria recommended by the board of directors of the Subsidiary employer of such Participant) and set out in the applicable Performance Share Unit Grant Agreement (other than the mere continuation of Service or the mere passage of time) and any additional criteria stipulated by the Committee pursuant to Section 4.1(c) in respect of such grant, the satisfaction of which is a condition of the vesting of such Performance Share Units;

“Payment Criteria End Date” means the last day of the Payment Criteria Period for any Performance Share Unit, including where such Payment Criteria Period has been shortened or amended pursuant to the terms and conditions of the Plan;

“Payment Criteria Period” means, in respect of any Performance Share Unit, the period commencing on the Grant Date and ending on December 31 of the calendar year specified in the Performance Share Unit Grant Agreement relating to such Performance Share Unit, as such period may be shortened, amended or otherwise stipulated by the Committee pursuant to the terms and conditions of the Plan, including in any Performance Share Unit Grant Agreement;

“Payment Election” means an election made in writing to the Administrator to receive the Payout Amount or Payout Shares in respect of Awards which become fully Vested Awards pursuant to the terms and conditions of the Plan and the applicable Grant Agreement;

“Payout Amount” means, with respect to each Vested Restricted Share Unit or Earned Performance Share Unit, a cash payment equal to the Market Price of one Common Share on the applicable Pricing Date;

“Payout Percentage” means the percentage determined by the Committee in accordance with a Participant’s Performance Share Unit Grant Agreement for a Payment Criteria Period (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant) and used in the calculation of the Earned Performance Share Units of such Participant in accordance with Section 4.5;

“Payout Share” means, with respect to each Vested Restricted Share Unit or Earned Performance Share Unit, one Common Share;

“Performance Share Unit” means a notional unit evidenced by an entry on the books of the Corporation which represents the right of a Participant, at their election, subject to the terms and conditions of the Performance Share Unit Grant Agreement relating to such Performance Share Unit and the terms and conditions of the Plan, to receive the Payout Amount or a Payout Share;

“Performance Share Unit Account” means the account maintained for a Participant on the books of the Corporation into which Performance Share Units will be credited and debited in accordance with the terms and conditions of the Plan;

“Performance Share Unit Grant Agreement” means an agreement between the Corporation and a Participant consistent with the terms and conditions of the Plan evidencing the grant of Performance Share Units to such Participant on the terms and conditions set forth therein;

“Person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

“Plan” has the meaning ascribed thereto in Section 1.1;

“Pricing Date” means, unless otherwise determined by the Committee pursuant to the Plan:

(a)	for a Restricted Share Unit, the earlier of:

(i)	the Vesting Date for that Restricted Share Unit; and

(ii)	in the case of any Restricted Share Unit deemed to be redeemed prior to its original Vesting Date pursuant to Section 5.2 or Section 6.2, the applicable date on which such Restricted Share Unit is deemed to be redeemed in accordance with such Section; and

(b)	for a Performance Share Unit, the earlier of:

(i)	the Payment Criteria End Date for that Performance Share Unit; and

(ii)	in the case of any Performance Share Unit deemed to be redeemed prior to its original Payment Criteria End Date pursuant to Section 5.2, the Change of Control Determination Date (in the case of Section 5.2(c)) or the Involuntary Termination Date (in the case of Section 5.2(d)(ii));

provided that to the extent that any such date occurs during a Blackout Period, such Pricing Date shall be extended to the sixth Business Day following the expiration of such Blackout Period or such other date following the expiry of such Blackout Period as may be determined by the Committee, acting reasonably;

“Replaced Awards” has the meaning ascribed thereto in Section 5.2(a);

“Replacement Awards” has the meaning ascribed thereto in Section 5.2(a);

“Restricted Share Unit” means a notional unit evidenced by an entry on the books of the Corporation which represents the right of a Participant, at their election, subject to the terms and conditions of the applicable Restricted Share Unit Grant Agreement and the terms and conditions of the Plan, to receive the Payout Amount or a Payout Share;

“Restricted Share Unit Account” means the account maintained for a Participant on the books of the Corporation into which Restricted Share Units will be credited and debited in accordance with the terms and conditions of the Plan;

“Restricted Share Unit Grant Agreement” means an agreement between the Corporation and a Participant consistent with the terms and conditions of the Plan evidencing the grant of Restricted Share Units to such Participant on the terms and conditions set forth therein;

“Retirement” means, except as otherwise provided in Section 6.2(b)(v), the retirement of a Participant from Service on or after achieving at least age 55 and 10 years of Service, or such other retirement criteria as may be determined by the Committee or the board of directors of the Subsidiary employer of a Participant, as applicable, in relation to the Participant, subject to any policy, practice or requirement relating to the term of Service or other retirement criteria as may be stipulated by the Corporation or Subsidiary, as applicable, at the time of retirement;

“Section 409A” has the meaning ascribed thereto in Section 9.1;

“Securities Act” has the meaning ascribed thereto in Section 7.5(a);

“Security Based Compensation Arrangements” means a stock option, stock option plan, employee share purchase plan, long-term incentive plan or any other compensation or incentive plan or mechanism involving the issuance or potential issuance of Common Shares from treasury to one or more full-time employees, directors, officers, Insiders or consultants of the Corporation or a Subsidiary, including “security based compensation arrangements” (as defined in the TSX Company Manual), a Common Share purchase from treasury by a full-time employee, director, officer, Insider or consultant of the Corporation or a Subsidiary which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise, and includes any legacy plan of the Corporation or any Subsidiary for so long as any grants are outstanding pursuant to any such compensation arrangement;

“Service” means the period of continuous employment of the Participant with the Corporation and/or any of its Subsidiaries, including service with a Subsidiary which has been acquired, directly or indirectly, by the Corporation;

“Stock Exchange” means the TSX and/or the NYSE, as the circumstances require, or if the Common Shares are not listed or posted for trading on either such stock exchange at a particular date, any other stock exchange on which the Common Shares are then listed and posted for trading;

“Subsidiary” means a Person (other than an individual) which is controlled, directly or indirectly, by the Corporation, whether as a result of registered or beneficial ownership of a majority of the voting securities of such Person, the right to appoint a majority of the directors of such Person, a contractual arrangement or otherwise;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Termination Date” means, in respect of: (a) a Participant other than a U.S. Taxpayer, the later of: (i) the last day worked by the Participant, as determined by the Corporation or Subsidiary, as applicable; and (ii) if and only to the extent required to comply with the minimum requirements of applicable employment standards legislation, the last day of the notice period applicable to the Participant under such employment standards legislation, and does not include any period of contractual or common-law reasonable notice to which the Participant may be entitled or may claim to be entitled, in either such case whether the termination is lawful or unlawful or with or without Just Cause; and (b) a U.S. Taxpayer, the date on which such Participant has undergone a “separation from service” as defined under Section 409A. For clarity, where the Participant is terminated for Just Cause, and the cause asserted does not disqualify the Participant from statutory notice under applicable employment standards legislation, the last day of the statutory notice period shall be deemed the Termination Date;

“Trading Day” means any date on which the relevant Stock Exchange is open for the trading of the Common Shares;

“Treasury Limit” has the meaning ascribed thereto in Section 2.3(a);

“TSX” means the Toronto Stock Exchange or any successor thereto;

“TSX Market Price” means the volume-weighted average trading price of the Common Shares determined by dividing the total value of the Common Shares traded on the TSX during the last five Trading Days immediately preceding the relevant date by the total volume of the Common Shares traded on the TSX during such five Trading Days (or, if the Common Shares are not then listed and posted for trading on the TSX, shall be the NYSE Market Price for the same period converted into Canadian Dollars using the Applicable Exchange Rate);

“U.S. Dollars” means the lawful currency of the United States of America;

“U.S. Taxpayer” means any Participant who is a citizen or permanent resident of the United States, or is otherwise subject to taxation by the United States on a net basis;

“Vested Award” means a Vested Restricted Share Unit or Earned Performance Share Unit and “Vested Awards” means any of the foregoing, as the circumstances require;

“Vested Restricted Share Unit” means a Restricted Share Unit which has vested in accordance with the terms and conditions of the applicable Restricted Share Unit Grant Agreement and the terms and conditions of the Plan;

“Vesting Date” means the date on which a Restricted Share Unit vests in accordance with the terms and conditions of the applicable Restricted Share Unit Grant Agreement and the terms and conditions of the Plan, including Section 3.1(b); and

“Voting Securities” means the Common Shares and any other shares entitled to vote for the election of Directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of Directors but are convertible into or exercisable or exchangeable for shares which are entitled to vote for the election of Directors including any options or rights to purchase such shares or securities.

1.4	Governing Law

The Plan shall be interpreted and enforced in accordance with the laws of the Province of Newfoundland and Labrador and the federal laws in Canada applicable therein. The participation of a Participant in the Plan shall be construed as acceptance of the terms and conditions of the Plan by such Participant and as the Participant’s agreement to be bound thereby.

1.5	Severability

If any provision of the Plan is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of the Plan shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by the Plan is not affected in any manner materially adverse to the Corporation, any of its Subsidiaries or any Participant.

1.6	Interpretation

(a)            The division of the Plan into articles, sections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Plan. Words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

(b)            Whenever the Board or the Committee is to exercise discretion or authority in the administration of the terms and conditions of the Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board or the Committee, as applicable.

(c)            The words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. The words “herein”, “hereby”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, clause or part hereof. As used herein, the expressions “Article”, “Section”, “clause” and other subdivision followed by a number, mean and refer to the specified Article, Section, clause or other subdivision of the Plan, respectively.

(d)            If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under the Plan or any Grant Agreement, then the first day of the period is not counted, but the day of its expiry is counted.

(e)            Whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day and, in the case of any such payment, such day shall also be a business day in the jurisdiction where the relevant Participant ordinarily resides.

Article 2
Establishment AND OPeration

2.1	Establishment

The Corporation established the Plan for Participants effective as of January 1, 2024.

2.2	Participation

The Corporation makes no representation or warranty as to the future market value of the Common Shares or with respect to any income tax matters affecting any Participant resulting from the grant, vesting or settlement of an Award, or resulting from any transactions in the Common Shares or any other event affecting the Awards or Common Shares. With respect to any fluctuations in the Market Price of the Common Shares, neither the Corporation, nor any of its Subsidiaries nor any of its or their directors, officers, employees, shareholders or agents, nor any Administrator appointed pursuant to Section 7.1(a)(ix) shall be liable for anything done or omitted to be done, including any determination made or omitted to be made, by such Person or any other Person with respect to the price, time, quantity or other conditions and circumstances of the issuance or acquisition of Common Shares hereunder, or in any other respect pursuant to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant to compensate for a downward fluctuation in the value or Market Price of the Common Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. Neither the Corporation nor any of its Subsidiaries assumes responsibility for the income or other tax consequences resulting to any Participant due to participation in the Plan and each Participant is advised to consult with their own tax advisors.

2.3	Common Shares Reserved for Issuance

(a)            The maximum number of Shares reserved for issuance, in the aggregate, under the Plan is 4,000,000 Common Shares, which number may only be increased with the approval of the Corporation’s shareholders (such number as increased by the shareholders of the Corporation from time to time, the “Treasury Limit”). Any Award which is outstanding from time to time shall be counted against and reduce the Treasury Limit, provided that the following Awards will not be counted against and reduce the Treasury Limit, or shall cease to be counted against the Treasury Limit, as applicable: (i) Awards granted after a particular date if the Board or Committee has determined to cease the settlement of Awards granted after such date in Payout Shares using Common Shares issued from treasury; (ii) an Award that is terminated or cancelled prior to vesting; (iii) Awards in respect of which a Participant has elected to receive the Payout Amount in respect of a Vested Award; or (iv) the Board or Committee has determined to settle a Vested Award in respect of which a Participant may elect or has elected to receive Payout Shares in Common Shares purchased on a Stock Exchange in accordance with the terms of the Grant Agreement for such Vested Award. Each Common Share issued from treasury in settlement of Payout Shares pursuant to the Plan shall be counted against and shall permanently reduce the Treasury Limit. For greater certainty, no Award that can be settled in Common Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Common Shares underlying Awards made under the Plan to exceed the Treasury Limit then in effect.

(b)            The Committee may, but need not take into account the maximum Payout Percentage applicable to any grant of Performance Share Units when determining whether the Treasury Limit has been met or exceeded; provided that all Performance Share Units that result in the issuance of Payout Shares from treasury shall be counted against and shall permanently reduce the Treasury Limit.

(c)            Common Shares issuable in reliance upon an exemption from the rules of a Stock Exchange applicable to Security Based Compensation Arrangements used as an inducement to Persons not previously employed by and not previously an Insider of the Corporation shall not be included in the determination as to whether the Common Shares issuable under the Plan exceed the Treasury Limit then in effect, it being understood that, notwithstanding the foregoing, such Security Based Compensation Arrangements can be made otherwise subject to the terms and conditions of the Plan.

2.4	Payout Share Settlement

(a)            Subject to Section 2.7, Section 2.8 and Section 7.5 and the terms of the applicable Grant Agreement, if a Participant has validly elected to receive or otherwise receives Payout Shares in respect of Vested Awards, the Corporation shall issue Payout Shares to such Participant from treasury equivalent in number to the number of such Vested Awards as fully paid and non-assessable Common Shares, in each case within the time period required pursuant to the Plan.

(b)            Notwithstanding Section 2.16, no fractional Common Shares shall be issued in settlement of any Vested Award and, accordingly, if a Participant would otherwise become entitled to a fractional Common Share upon the settlement of a Vested Award, such Participant shall only have the right to receive the next lowest whole number of Common Shares. In the event that a Participant holds a fractional Vested Award, the Participant shall be entitled to receive, on delivery of its Payout Shares, a cash payment in respect of such fractional Vested Award equal to such fraction multiplied by the Market Price of one Common Share on the Pricing Date of such Vested Award. Any payment made to a Participant upon the settlement of any Vested Award for the Payout Amount shall be rounded to the next lowest cent.

2.5	Delivery of Payout Shares

(a)            To facilitate the delivery of Payout Shares to a Participant, the Participant shall be required to open an account with a financial intermediary approved by the Corporation or an account will be opened with the Administrator or a financial intermediary approved by the Administrator on behalf of and in that name of the Participant (the “Common Share Account”). The Participant shall receive an electronic and/or written notification from or on behalf of the Corporation following each allocation of Payout Shares to the Participant’s Common Share Account providing notice of the number of Payout Shares deposited into such Participant’s Common Share Account.

(b)            Any evidence of share ownership delivered by or on behalf of the Corporation pursuant to the Plan shall be delivered to the Participant at the address of the Participant on record with the Corporation or a Subsidiary, as applicable.

(c)            Any Payout Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Committee may deem appropriate, including book-entry registration, direct registration statement or delivery of share certificates which may bear an appropriate legend reflecting any restriction on transfer applicable to such Payout Shares. In the event that the Committee determines that share certificates will be issued to Participants under the Plan, the Committee may, on advice of counsel, require that certificates evidencing Payout Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Payout Shares, and the Administrator may hold the share certificates pending lapse of the applicable restrictions.

2.6	Limits with Respect to Insiders

(a)            The maximum number of Common Shares issuable from treasury to Participants who are Insiders at any time under the Plan, and any other proposed or established Security Based Compensation Arrangement, shall not exceed 10% of the Common Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(b)            The maximum number of Common Shares issued from treasury to Participants who are Insiders within any one-year period under the Plan, and any other proposed or established Security Based Compensation Arrangement, shall not exceed 10% of the Common Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(c)            Any Award granted pursuant to the Plan, or securities issued under any other Security Based Compensation Arrangement prior to a Participant becoming an Insider shall be excluded from the purposes of the limits set out in Section 2.6(a) and Section 2.6(b).

2.7	Grants of Awards

(a)            Any Award granted under the Plan shall be subject to the requirement that if, on the advice of counsel, the Corporation determines that the listing, registration or qualification of the Payout Shares which may become issuable pursuant to such Award upon any Stock Exchange or under any law or regulation of any jurisdiction, or the consent or approval of any Stock Exchange, any regulatory authority or the Corporation’s shareholders, is necessary as a condition of, or in connection with, the grant or vesting of such Awards or the issuance or delivery of Payout Shares thereunder, such Award may not be exercised in a manner that will result in the issuance of Common Shares from treasury or otherwise in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Corporation to apply for or to obtain or seek to obtain such listing, registration, qualification, consent or approval. In any such event, and notwithstanding any other provision of the Plan, the Corporation shall be entitled to settle all such Awards by payment of the Payout Amount.

(b)            No Awards shall be granted, and no Payout Shares shall be issued or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Payout Shares under the securities laws of any foreign jurisdiction (other than Canada or the United States) or the filing of any prospectus for the qualification of same thereunder, and any purported grant of any Award or purported issue or delivery of Payout Shares hereunder in violation of this provision shall be void.

2.8	Issuances from Treasury

(a)            The provisions of the Plan providing for the issuance of Common Shares from treasury shall be subject to receipt by the Corporation of approval from any Stock Exchange, any regulatory authority and the shareholders of the Corporation required for the issuance of Common Shares from treasury pursuant to the Plan. If any required Stock Exchange, regulatory authority or shareholder approval is not obtained, no Common Shares shall be issuable from treasury in respect of Awards issuable under the Plan, but the validity and effectiveness of the Plan shall not be effected thereby and the Plan shall continue in full force and effect and shall be interpreted on the basis that all Common Shares issuable pursuant to the Plan will be purchased in the market by the Corporation to fulfill its obligations pursuant to the Plan to the extent permissible. The Committee shall take any and all actions determined to be necessary or advisable from time to time should either Common Shares cease to be issuable from treasury by the Corporation to settle Awards or the Corporation ceases to have an obligation to issue Common Shares from treasury to settle Awards, in each case pursuant to the Plan, including amending the terms of any Grant Agreement to the extent necessary to comply with Section 3.1(e) or Section 4.1(e), arranging for market purchases of Common Shares or terminating the Plan.

(b)            The Corporation shall have no obligation to issue any Payout Shares pursuant to the Plan unless upon official notice of issuance, such Payout Shares shall have been duly listed with a Stock Exchange. The Corporation cannot guarantee that the Payout Shares will be listed or quoted on a Stock Exchange. Payout Shares issued or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

2.9	No Additional Rights

Nothing herein contained shall be deemed to give any Person the right to be retained as an Employee or to otherwise be retained in the service of the Corporation or a Subsidiary, or be entitled to reasonable notice of termination under contract or common law in connection with the operation of the Plan or otherwise affect in any way the Corporation’s or a Subsidiary’s right to terminate an Employee’s employment at any time for any reason. Awards are not Common Shares and will not entitle a Participant to any shareholder rights, including voting rights, the right to receive dividends or rights on liquidation, dissolution or winding-up of the Corporation.

2.10	Entitlement to Grants

Eligibility to participate in the Plan does not confer upon any Employee any right to be granted Awards pursuant to the Plan at any time. Granting Awards to any Participant does not confer upon any Participant the right to receive nor preclude such Participant from receiving any additional Awards at any time, or similar awards or benefits in lieu of similar awards including during any common law period of reasonable notice of termination to which the Participant may be entitled, and even if the Participant has been repeatedly granted Awards.

2.11	Voluntary Participation

Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Employee’s relationship or employment with the Corporation or a Subsidiary.

2.12	Grant Agreements

All Awards granted hereunder shall be evidenced by a Grant Agreement between the Corporation and the Participant in such form as may be adopted from time to time by the Committee for purposes of evidencing the applicable Awards. The Grant Agreement may contain such alternative or additional terms that may be considered necessary in order that the applicable Award will comply with any provisions of local income tax or other laws in force in any country or jurisdiction in which the Participant may from time to time be a resident (for tax purposes), be employed or be a citizen, or the rules of any regulatory authority having jurisdiction over the Corporation.

2.13	Awards

(a)            No certificates shall be issued with respect to Awards granted pursuant to the Plan. All Awards granted hereunder shall be reflected in the Restricted Share Unit Account or Performance Share Unit Account of the Participant, as applicable, maintained on the books and records of the Corporation and shall be amended or supplemented to reflect the adjustment, settlement, forfeiture, termination, cancellation or redemption of Awards from time to time.

(b)            Each Award granted to a Participant is in no way compensation for or in respect of services rendered by such Participant prior to the Grant Date.

2.14	Vesting

Each Award granted hereunder shall vest in accordance with the terms and conditions of the Plan and the terms and conditions of the Grant Agreement entered into in respect of such Award.

2.15	Conformity to Plan

In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to come, in all respects, into conformity with the Plan. In the event of conflicting provisions contained within any applicable Grant Agreement, the Committee shall determine the prevailing provision and interpretation thereof.

2.16	Fractional Awards

Fractional Awards are permitted under the Plan.

Article 3
Restricted Share Unit Grants

3.1	Grant of Restricted Share Units

(a)            Subject to the terms and conditions of the Plan and any shareholder, regulatory authority or Stock Exchange approval which may be required, the Committee may at any time and from time to time grant Restricted Share Units in accordance with the Executive Compensation Policy to Employees designated to be Participants hereunder. Each grant of Restricted Share Units shall be subject to the terms and conditions of the Plan and a Restricted Share Unit Grant Agreement entered into with the applicable Participant setting forth the terms and conditions of the grant, including any applicable performance criteria or vesting terms determined by the Committee to be applicable to such grant (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant).

(b)            The Committee shall designate at the time of grant of Restricted Share Units and set forth in the applicable Restricted Share Unit Grant Agreement, the Vesting Date or Vesting Dates on which all or a portion of the Restricted Share Units covered by such Restricted Share Unit Grant Agreement shall become Vested Restricted Share Units if the applicable performance criteria or vesting terms are satisfied. In no event shall the Vesting Date of any grant of Restricted Share Units be later than the tenth anniversary of the Grant Date of such Restricted Share Units. The Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), subsequent to the Grant Date, but prior to the original Vesting Date, accelerate the Vesting Date of all or any portion of Restricted Share Units then outstanding and granted to a Participant under the Plan, in which event such unvested Restricted Share Units shall be deemed to be Vested Restricted Share Units on such earlier Vesting Date provided that the applicable performance criteria or vesting terms are satisfied on such earlier Vesting Date. If the Committee accelerates the Vesting Date of Restricted Share Units it shall provide at least 10 days’ prior written notice of such accelerated Vesting Date and any applicable Election Deadline to all affected Participants in order to permit such Participants to elect to receive the Payout Amount or Payout Shares in accordance with Section 3.5(b).

(c)            Subject to Section 5.3, the Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), from time to time following the Grant Date, specify terms and conditions of any Restricted Share Units in addition to those set forth herein or in the Restricted Share Unit Grant Agreement, including any additional conditions with respect to the vesting of Restricted Share Units which do not conflict with the Plan.

(d)            Subject to Section 5.3(c), the Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), subsequent to the Grant Date, waive any performance criteria or vesting terms or any other conditions applicable to a grant of Restricted Share Units or determine that any of the foregoing has been satisfied.

(e)            Notwithstanding any other provision of the Plan, any grant of Restricted Share Units may be settled exclusively in Payout Shares if provided in a Participant’s Grant Agreement.

(f)            It is the intention of the Corporation that the Restricted Share Units not be considered a “salary deferral arrangement” for the purposes of the Tax Act and any applicable provincial legislation, and the terms and conditions of the Plan and any Restricted Share Unit Grant Agreement shall be interpreted in a manner that is consistent with this intention.

3.2	Annual Grant

(a)            The aggregate dollar amount of the Restricted Share Units granted to a Participant on a Grant Date shall be determined by the Committee in accordance with the Executive Compensation Policy (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant). For greater certainty, the aggregate dollar amount of the Restricted Share Units granted to a Participant on the Grant Date (i) in the case of a Non-Canadian Participant, will be denominated in U.S. Dollars and (ii) for all other Participants, will be denominated in Canadian Dollars.

(b)            The number of Restricted Share Units to be granted to a Participant on a Grant Date shall be determined by dividing (x) the aggregate dollar amount of the Restricted Share Units granted to such Participant as determined by the Committee in accordance with Section 3.2(a) by (y) the applicable Market Price of the Common Shares on the Grant Date or, to the extent that the Grant Date occurs during a Blackout Period, the sixth Business Day following the expiration of such Blackout Period.

3.3	Discretionary Grant

The Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant) determine from time to time that special circumstances exist that would reasonably justify the grant of Restricted Share Units to a Participant as compensation in addition to any annual grant of Restricted Share Units which the Participant may otherwise receive pursuant to Section 3.2. Upon making such a determination, the Committee may grant Restricted Share Units to such a Participant provided that the Restricted Share Units comply in all other respects with the terms and conditions of the Plan. Except as provided for in this Section 3.3, no further Restricted Share Units shall be granted under the Plan to any Participant other than by way of annual grant by the Committee pursuant to Section 3.2.

3.4	Assessment of Payment Criteria

Subject to the discretion of the Committee as described in Section 3.1(d), following the Vesting Date in respect of any Restricted Share Units, the Committee shall (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), as soon as reasonably practicable, make an assessment of the performance criteria or vesting terms in accordance with the terms and conditions of the Plan and the applicable Restricted Share Unit Grant Agreement for the purpose of determining whether a Restricted Share Unit shall become a Vested Restricted Share Unit; provided that such determination shall be required to be made by the Committee if such performance criteria or vesting terms include performance criteria or vesting terms in addition to a period of Service or passage of time.

3.5	Cancellation and Election

(a)            Following the applicable Pricing Date, a Participant shall be entitled to be paid out the value and number of Vested Restricted Share Units determined on the applicable Pricing Date in accordance with Section 3.6. Notwithstanding any provision to the contrary in the Plan or the applicable Restricted Share Unit Grant Agreement, the Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant) make adjustments to the calculation of any Vested Restricted Share Units of any Participant based on its assessment of the risk level, events that may impact the value of the Vested Restricted Share Units or when calculations do not properly reflect all of the relevant considerations. Unless otherwise determined by the Committee, and except as may be required by applicable employment standards legislation, all Restricted Share Units credited to a Participant’s Restricted Share Unit Account in respect of which the Pricing Date has occurred which do not become Vested Restricted Share Units shall automatically be forfeited and be cancelled for no consideration on the Pricing Date.

(b)            Subject to Section 2.7, Section 5.2, Section 6.2(a)(ii), Section 6.3(a)(ii) and Section 7.5, subject to the terms of the Participant’s Grant Agreement, a Participant shall have the right to elect to receive either the Payout Amount or a Payout Share in respect of each Vested Restricted Share Unit. The Payment Election to receive the Payout Amount or Payout Shares shall be delivered by the Participant on or before the Election Deadline for the applicable Restricted Share Units. If no Payment Election is provided by the Participant in accordance with this Section 3.5(b), the Participant will be deemed to have elected to receive the Payout Amount upon the vesting of the applicable Restricted Share Units. A Payment Election must be made in respect of 100% of the Vested Restricted Share Units covered by the relevant Restricted Share Unit Grant Agreement (including, for greater certainty, all dividend equivalent Restricted Share Units credited on such underlying Restricted Share Units pursuant to Section 3.7) and must contemplate delivery of either the Payout Amount or Payout Shares in respect of all such Vested Restricted Share Units. The election or deemed election by a Participant to receive the Payout Amount or Payout Shares for Vested Restricted Share Units covered by a Restricted Share Unit Grant Agreement is not subject to change, revision or amendment by the Participant following the applicable Election Deadline.

3.6	Settlement

Subject to Section 2.7, Section 2.8, Section 5.2, Section 6.2(a)(ii), Section 6.3(a)(ii) and Section 7.5, the Participant shall be entitled to receive, and the Corporation shall pay or deliver or cause a Subsidiary to pay or deliver, as applicable, to the Participant, in accordance with:

(a)	the Payment Election (or deemed election) of such Participant relating to Vested Restricted Share Units made pursuant to Section 3.5(b); or

(b)	the terms of the applicable Grant Agreement,

the Payout Amount or the Payout Share, as applicable, within 30 days of the applicable Pricing Date; provided that no delivery of Payout Shares may be made during a Blackout Period; and provided further that, notwithstanding the foregoing, any such payment required to be made pursuant to this Section 3.6 shall be made not later than December 31 of the year in which the Vesting Date occurs. Upon the Corporation or such Subsidiary having paid the Payout Amount or delivered the Payout Share in respect of a Vested Restricted Share Unit, as applicable, such Vested Restricted Share Unit in the Participant’s Restricted Share Unit Account shall be terminated and cancelled effective as of the Pricing Date.

3.7	Dividend Equivalents

Each Participant’s Restricted Share Unit Account shall be credited with additional Restricted Share Units equal to the “dividend equivalent” when a cash dividend is paid on the Common Shares at any time prior to (x) forfeiture and cancellation of Restricted Share Units that do not become Vested Restricted Share Units or (y) settlement of Vested Restricted Share Units. Such “dividend equivalent” shall be equal to a fraction where the numerator is the product of (a) the number of Restricted Share Units in such Participant’s Restricted Share Unit Account on the date that the dividend is paid multiplied by (b) the dividend paid per Common Share and the denominator of which is the Market Price of one Common Share calculated as of the date that the dividend is paid. Any additional Restricted Share Units credited to a Participant’s Restricted Share Unit Account as a “dividend equivalent” shall have a Vesting Date and performance conditions or vesting terms that are the same as those applicable to the Restricted Share Units in respect of which such additional Restricted Share Units are credited. Notwithstanding the foregoing, this Section 3.7 shall not apply to Restricted Share Units that have been pro-rated and remain outstanding following a Termination Date pursuant to Section 6.3(a)(ii).

Article 4
PERFORMANCE SHARE UNIT GRANTS

4.1	Grant of Performance Share Units

(a)            Subject to the terms and conditions of the Plan and any shareholder, regulatory authority or Stock Exchange approval which may be required, the Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant) at any time and from time to time grant Performance Share Units in accordance with the Executive Compensation Policy to Employees designated to be Participants hereunder. Each grant of Performance Share Units shall be subject to the terms and conditions of the Plan and a Performance Share Unit Grant Agreement entered into with the applicable Participant setting forth the terms and conditions of the grant, including any applicable Payment Criteria determined by the Committee (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant) to be applicable to such grant.

(b)            The Committee shall designate at the time of grant of Performance Share Units and set forth in the applicable Performance Share Unit Grant Agreement, the Payment Criteria Period following which all or a portion of the Performance Share Units covered by such Performance Share Unit Grant Agreement may become Earned Performance Share Units in accordance with Section 4.5. In no event shall the Payment Criteria End Date of any grant of Performance Share Units be later than December 31 of the ninth calendar year following the calendar year that includes the Grant Date of such Performance Share Units. The Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), subsequent to the Grant Date, but prior to the end of the Payment Criteria Period, accelerate the Payment Criteria Period of all or any portion of Performance Share Units then outstanding and granted to a Participant under the Plan, in which event the Payment Criteria of such unvested Performance Share Units shall be evaluated pursuant to Section 4.4 and Section 4.5 as of the new Payment Criteria End Date. If the Committee accelerates the Payment Criteria End Date of any Performance Share Units it shall provide at least 10 days’ prior written notice of such accelerated Payment Criteria End Date and any applicable Election Deadline to all affected Participants in order to permit such Participants to elect to receive the Payout Amount or Payout Shares in accordance with Section 4.6(b).

(c)            Subject to Section 5.3, the Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), from time to time following the Grant Date, specify terms and conditions of any Performance Share Units in addition to those set forth in the Plan or the Payment Criteria set forth in the Performance Share Unit Grant Agreement, including any additional conditions with respect to the vesting of Performance Share Units which do not conflict with the Plan.

(d)            Subject to Section 5.3(c), the Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), subsequent to the Grant Date, waive any Payment Criteria or any other conditions applicable to a grant of Performance Share Units or determine that any of the foregoing has been satisfied.

(e)            Notwithstanding any other provision of the Plan, any grant of Performance Share Units may be settled exclusively in Payout Shares if provided in a Participant’s Grant Agreement.

(f)            It is the intention of the Corporation that the Performance Share Units not be considered a “salary deferral arrangement” for the purposes of the Tax Act and any applicable provincial legislation, and the terms and conditions of the Plan and any Performance Share Unit Grant Agreement shall be interpreted in a manner that is consistent with this intention.

4.2	Annual Grant

(a)            The aggregate dollar amount of the Performance Share Units granted to a Participant on a Grant Date shall be determined by the Committee in accordance with the Executive Compensation Policy (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant). For greater certainty, the aggregate dollar amount of the Performance Share Units granted to a Participant on the Grant Date (i) in the case of a Non-Canadian Participant, will be denominated in U.S. Dollars and (ii) for all other Participants, will be denominated in Canadian Dollars.

(b)            The number of Performance Share Units to be granted to a Participant on a Grant Date shall be determined by dividing (x) the aggregate dollar amount of the Performance Share Units granted to such Participant as determined by the Committee in accordance with Section 4.2(a) by (y) the applicable Market Price of the Common Shares on the Grant Date or, to the extent that the Grant Date occurs during a Blackout Period, the sixth Business Day following the expiration of such Blackout Period.

4.3	Discretionary Grant

The Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant) determine from time to time that special circumstances exist that would reasonably justify the grant of Performance Share Units to a Participant as compensation in addition to any annual grant of Performance Share Units which the Participant may otherwise receive pursuant to Section 4.2. Upon making such a determination, the Committee may grant Performance Share Units to such a Participant provided that the Performance Share Units comply in all other respects with the terms and conditions of the Plan. Except as provided for in this Section 4.3, no further Performance Share Units shall be granted under the Plan to any Participant other than by way of annual grant by the Committee pursuant to Section 4.2.

4.4	Assessment of Payment Criteria

Subject to the discretion of the Committee as described in Section 4.1(d), following the Payment Criteria End Date in respect of any Performance Share Units, the Committee shall (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), as soon as reasonably practicable, make an assessment of the Payment Criteria in accordance with the terms and conditions of the Plan and the applicable Performance Share Unit Grant Agreement for the purpose of determining the Payout Percentage for the relevant Performance Share Units.

4.5	Calculation and Vesting of Earned Performance Share Units

Upon the Committee determining the Payout Percentage in respect of the applicable Performance Share Units in accordance with Section 4.4, the Committee shall forthwith determine the applicable number of vested and earned Performance Share Units (the “Earned Performance Share Units”) for the relevant Participant, which shall be equal to the following formula:

A x B

where:

A = the aggregate number of Performance Share Units in the Participant’s Performance Share Unit Account on the Pricing Date having the same Payment Criteria and Payment Criteria Period; and

B = the Payout Percentage in respect of such Performance Share Units.

For greater certainty, the Payout Percentage of Performance Share Units with a Performance Criteria End Date of December 31 cannot be determined in the ordinary course, and the Earned Performance Share Units shall not become vested awards, until: (i) the annual audited financial statements of the Corporation for the financial year of the Corporation including the Performance Criteria End Date have been publicly filed by the Corporation; (ii) all relevant Performance Criteria have been determined by the Committee (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant); (iii) the Pricing Date has occurred; and (iv) the number of Earned Performance Share Units has been calculated by the Committee in accordance with this Section 4.5. The Committee will, to the extent practicable, undertake to complete the calculation of the number of Earned Performance Share Units within 120 days of the Pricing Date. Notwithstanding any provision to the contrary in the Plan or the applicable Performance Share Unit Grant Agreement, the Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant) make adjustments to the calculation of any Earned Performance Share Units of any Participant based on its assessment of the risk level, events that may impact the value of the Earned Performance Share Units or when calculations do not properly reflect all of the relevant considerations.

4.6	Cancellation and Election

(a)            Following the determination of the number of Earned Performance Share Units pursuant to Section 4.5, a Participant shall be entitled to be paid out the value and number of Earned Performance Share Units determined as of the applicable Pricing Date in accordance with Section 4.7. Unless otherwise determined by the Committee, and except as may be required by applicable employment standards legislation, all Performance Share Units credited to a Participant’s Performance Share Unit Account in respect of which the Pricing Date has occurred which do not become Earned Performance Share Units shall automatically be forfeited and be cancelled for no consideration as of the Pricing Date.

(b)            Subject to Section 2.7, Section 5.2, Section 6.2(b)(ii), Section 6.3(b)(ii) and Section 7.5, subject to the terms of the Participant’s Grant Agreement, a Participant shall have the right to elect to receive either the Payout Amount or a Payout Share in respect of each Earned Performance Share Unit. The Payment Election to receive the Payout Amount or Payout Shares shall be delivered by the Participant on or before the Election Deadline for the applicable Performance Share Units. If no Payment Election is provided by the Participant in accordance with this Section 4.6(b), the Participant will be deemed to have elected to receive the Payout Amount upon the vesting of the applicable Performance Share Units. A Payment Election must be made in respect of 100% of the Earned Performance Share Units covered by the relevant Performance Share Unit Grant Agreement (including, for greater certainty, all dividend equivalent Performance Share Units credited on such underlying Performance Share Units pursuant to Section 4.8) and must contemplate delivery of either the Payout Amount or Payout Shares in respect of all such Earned Performance Share Units. The election or deemed election by a Participant to receive the Payout Amount or Payout Shares for Earned Performance Share Units covered by a Performance Share Unit Grant Agreement is not subject to change, revision or amendment by the Participant following the applicable Election Deadline.

4.7	Settlement

Subject to Section 2.7, Section 2.8, Section 5.2, Section 6.2(b)(ii), Section 6.3(b)(ii) and Section 7.5, the Participant shall be entitled to receive, and the Corporation shall pay or deliver or cause a Subsidiary to pay or deliver, as applicable, to the Participant, in accordance with:

(a)	the Payment Election (or deemed election) of such Participant relating to Earned Performance Share Units pursuant to Section 4.6(b); or

(b)	the terms of the applicable Grant Agreement,

the Payout Amount or the Payout Share, as applicable, as soon as reasonably practicable following the determination of the number of Earned Performance Share Units pursuant to Section 4.5; provided that no delivery of Payout Shares may be made during a Blackout Period; and provided further that, notwithstanding the foregoing, any such payment required to be made pursuant to this Section 4.7 shall be made not later than December 31 of the year in which the Performance Share Units were determined to be Earned Performance Share Units pursuant to Section 4.5. Upon the Corporation or such Subsidiary having paid the Payout Amount or delivered the Payout Share in respect of an Earned Performance Share Unit, as applicable, such Earned Performance Share Unit in the Participant’s Performance Share Unit Account shall be terminated and cancelled effective as of the Pricing Date.

4.8	Dividend Equivalents

Each Participant’s Performance Share Unit Account shall be credited with additional Performance Share Units equal to the “dividend equivalent” when a cash dividend is paid on the Common Shares at any time prior to (x) forfeiture and cancellation of Performance Share Units that do not become Earned Performance Share Units and (y) settlement of Earned Vested Performance Share Units. Such “dividend equivalent” shall be equal to a fraction where the numerator is the product of (a) the number of Performance Share Units in such Participant’s Performance Share Unit Account on the date that the dividend is paid multiplied by (b) the dividend paid per Common Share and the denominator of which is the Market Price of one Common Share calculated as of the date that the dividend is paid. Any additional Performance Share Units credited to a Participant’s Performance Share Unit Account as a “dividend equivalent” shall be deemed to have the same Payment Criteria Period and Payment Criteria as those applicable to the Performance Share Units in respect of which such additional Performance Share Units are credited. Notwithstanding the foregoing, this Section 4.8 shall not apply to Performance Share Units that have been pro-rated and remain outstanding following a Termination Date pursuant to Section 6.3(b)(ii).

Article 5
Adjustments And AMendments

5.1	Adjustments, Reorganizations, etc.

In the event of any stock dividend, stock split, combination or exchange of shares, reclassification, reorganization, merger, consolidation, arrangement, amalgamation, spin-off or other distribution (other than cash dividends) of the Corporation’s assets to the shareholders, or any other change affecting the Common Shares, such proportionate adjustments, if any, as the Committee determines to be appropriate to reflect such change shall, subject to the receipt of any required approval of any Stock Exchange, be made with respect to the number of Awards outstanding under the Plan. In the event the Corporation is not the surviving entity in a merger, consolidation, arrangement, amalgamation or other similar transaction with another entity or in the event of a liquidation or reorganization thereof, and in the absence of any surviving entity’s assumption of the Plan and the outstanding Awards, the Committee may, subject to Section 5.2(a), provide for appropriate settlements of Awards.

5.2	Change of Control

(a)            In the event of a Change of Control, the Committee may provide for appropriate settlements of Awards or for the successor or continuing entity to either assume outstanding Awards or substitute Awards with new awards (such assumed or substituted Awards, “Replacement Awards”) on terms determined by the Committee to be substantially equivalent to the terms of the Awards held immediately prior to such Change of Control (“Replaced Awards”); provided that any Replacement Awards must:

(i)	have economic value substantially equivalent to the value of the Replaced Awards (determined at the time of the Change of Control);

(ii)	relate to publicly traded equity securities;

(iii)	in the case of Affected Participants who are U.S. Taxpayers, comply with the requirements of Section 409A; and

(iv)	contain other terms and conditions which are, in the aggregate, no less favourable to the Affected Participant than the Replaced Awards, including terms and conditions that provide that if there is an Involuntary Employment Action in respect of a Participant that occurs within 24 months following the Change of Control:

(A)	the Replacement Awards will vest as of the date of the Involuntary Employment Action;

(B)	any conditions on the Affected Participant’s rights under, or any restrictions on vesting applicable to, such Replacement Awards held by such Affected Participant shall be waived or shall lapse, as the case may be; and

(C)	performance-based restrictions, if any, shall be deemed to have been achieved at the greater of (x) the target level performance, and (y) the actual performance level achieved had the Vesting Date or the Payment Criteria End Date occurred on the Involuntary Redemption Date, as applicable, to the extent reasonably determinable by the Committee.

The determination of whether the conditions in this Section 5.2(a) have been satisfied in respect of the proposed Replacement Awards will be made by the Committee, as constituted immediately prior to the Change of Control.

(b)            Where any Restricted Share Units are settled and not assumed or substituted with Replacement Awards pursuant to Section 5.2(a), such Restricted Share Units shall become Vested Restricted Share Units and shall be redeemed as of the effective date of the consummation of the transaction(s) resulting in the Change of Control and any and all performance criteria and vesting terms will be deemed to have been satisfied in full. For purposes of determining the Payout Amount of such Vested Restricted Share Units, the Market Price shall be calculated as of the Trading Day that is immediately prior to the date of the Change of Control.

(c)            Where Performance Share Units are settled and not replaced or substituted with Replacement Awards pursuant to Section 5.2(a), such Performance Share Units shall be redeemed as of the effective date of the consummation of the transaction(s) resulting in the Change of Control. The extent to which the Performance Share Units shall become Earned Performance Share Units shall be determined by the Committee on the Trading Day that is immediately prior to the effective date of the consummation of the transaction(s) resulting in the Change of Control (the “Change of Control Determination Date”). The Payout Amount for all such Earned Performance Share Units redeemed pursuant to this Section 5.2(c) shall be determined in accordance with Sections 4.4 and 4.5 and the applicable Performance Share Unit Grant Agreement, except that: (i) the Market Price shall be calculated as of the Change of Control Determination Date; and (ii) the Payout Percentage shall be deemed to be the greater of (x) 100% and (y) the Payout Percentage determined by the Committee as of the Change of Control Determination Date (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant).

(d)            Subject to Section 7.4 and Article 9, unless otherwise determined by the Committee:

(i)	where Awards are settled in accordance with Section 5.2(b) or Section 5.2(c), the Corporation shall pay the Payout Amount payable in respect of such Awards as soon as practicable upon the consummation of the transaction(s) resulting in the Change of Control, but in any event not later than 10 Business Days following the consummation of the transaction(s) resulting in the Change of Control; and

(ii)	where Awards are settled in connection with an Involuntary Employment Action in respect of a Participant that occurs within 24 months following the Change of Control, the Corporation shall pay the Payout Amount payable in respect of such Awards no later than 10 Business Days following the Involuntary Employment Action, except, in each case, to the extent that later payment is required to comply with Section 409A.

5.3	Amendment or Discontinuance of the Plan

(a)            Subject to Section 5.3(b), the Plan may be amended, suspended or terminated at any time by the Board, in whole or in part, except as to rights already accrued hereunder by the Participants (unless such Participant consents to any such change in writing). If the Plan is terminated, outstanding Awards shall, at the discretion of the Committee and, with respect to U.S. Taxpayers, subject to the requirements of Section 409A, either (i) become immediately payable as of the Vesting Date or other date determined by the Committee and otherwise in accordance with Section 3.6 or Section 4.7, as applicable, subject to any determination of the Pricing Date, performance criteria or vesting terms or Payment Criteria and Payout Percentage by the Committee as it determines to be necessary or advisable in connection with the settlement of outstanding Awards, or (ii) remain outstanding and in effect in accordance with their applicable terms and conditions.

(b)            Subject to Section 5.3(c), the Committee may amend or revise the Plan at any time, or from time to time amend or revise the terms and conditions of the Plan or any granted Awards without the consent of the Participants, provided that such amendment or revision shall:

(i)	not adversely alter or impair the rights or tax treatment of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan;

(ii)	be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Corporation, a Stock Exchange or any other regulatory authority having jurisdiction over the Corporation; and

(iii)	be subject to shareholder approval, where required by law or the requirements of a Stock Exchange; provided that the Committee may, from time to time, in its absolute discretion and without approval of the shareholders of the Corporation, without limitation, make the following amendments to the Plan or any granted Awards:

(A)	any amendment to the vesting provisions, if applicable, of any Awards;

(B)	any amendment regarding the effect of termination of a Participant’s Service;

(C)	any amendment to the terms and conditions of grants of Awards, including the Payment Criteria or other performance criteria or vesting terms, as applicable, quantity, type of Award, Grant Date, Vesting Date or Payment Criteria Period, Payment Criteria End Date, Pricing Date, Payout Percentage, settlement date and other terms and conditions with respect to the Awards, including to accelerate the vesting or settlement of any Award; provided that, with respect to any Award that is considered “deferred compensation” under Section 409A, no such amendment shall cause such Award to violate Section 409A; and provided further that, with respect to any Award that is subject to section 7 of the Tax Act, no such amendment shall cause such Award to cease to be subject to section 7 of the Tax Act;

(D)	any amendment to the definition of Participant under the Plan, it being understood that, as applicable, any amendment aimed at expanding the scope of individuals that may be eligible under the Plan will not be made without obtaining the approval of the shareholders of the Corporation as may be required under any applicable rules of a Stock Exchange;

(E)	any amendment necessary to comply with applicable law or the applicable rules of a Stock Exchange or any other regulatory authority;

(F)	any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan; and

(G)	any amendment regarding the administration of the Plan.

(c)            Notwithstanding Section 5.3(b), the Committee shall be required to obtain the approval of the Corporation’s shareholders to make any of the following amendments from time to time:

(i)	any amendment to increase to the maximum number of Common Shares issuable pursuant to the Plan, either as a fixed number or fixed percentage of outstanding capital represented by such Common Shares;

(ii)	any amendment that materially modifies the eligibility requirements for participation in the Plan;

(iii)	any amendment which increases the maximum number of Common Shares that may be issuable to Insiders at any time pursuant to the Insider participation limit in Section 2.6;

(iv)	any amendment which would allow for the transfer or assignment of Awards under the Plan, other than for normal estate settlement purposes; and

(v)	any amendment to the amendment provisions of the Plan,

provided that Common Shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval.

(d)            It is the intention of the Corporation that any amendment to the Plan not result in the Plan being considered a “salary deferral arrangement” for the purposes of the Tax Act and any applicable provincial legislation, and any amendment shall be interpreted in a manner that is consistent with this intention.

Article 6
Termination of employment

6.1	Termination for Just Cause or by Voluntary Resignation

Notwithstanding anything else contained herein, if a Participant ceases to be an Employee by virtue of being terminated for Just Cause or voluntary resignation (other than for Good Reason within 24 months of a Change of Control or Retirement), all unvested Awards in such Participant’s Restricted Share Unit Account and Performance Share Unit Account at the Termination Date shall be cancelled and the number of unvested Awards in such accounts shall be deemed to be zero as of the Termination Date. Following the Termination Date, such Participant shall have no rights with respect to such cancelled Awards or to any further benefits under the Plan, save and except for any Payout Amounts or Payout Shares due and payable in respect of: (a) Vested Restricted Share Units for which the Vesting Date occurred prior to the Termination Date, (b) Performance Share Units for which the Payment Criteria End Date occurred prior to the Termination Date; and (c) any Common Shares in such Participant’s Common Share Account.

6.2	Death, Disability or Retirement of a Participant

If a Participant ceases to be an Employee as a result of death, Disability or Retirement:

(a)            with respect to such Participant’s Restricted Share Units:

(i)	with a Vesting Date(s) that occurs on or prior to the Termination Date, such Vested Restricted Share Units shall remain outstanding until paid or cancelled in accordance with Article 3 or Section 5.2, as applicable;

(ii)	with a Vesting Date(s) after the Termination Date, such Restricted Share Units shall:

(A)	notwithstanding Section 3.1(b), subject to proration of the number of such Restricted Share Units effective as of the Termination Date pursuant to Section 6.2(a)(iii), become Vested Restricted Share Units on the Termination Date as a result of the death or Disability of the Participant, as applicable, and the Termination Date shall be deemed to be the Vesting Date for such Restricted Share Units for purposes of Section 3.6; or

(B)	in the case of Retirement, subject to proration of the number of such Restricted Share Units effective as of the Termination Date pursuant to Section 6.2(a)(iii), remain outstanding until paid or cancelled in accordance with Article 3 or Section 5.2, as applicable;

(iii)	the number of Restricted Share Units which become Vested Restricted Share Units following the death, Disability or Retirement of a Participant shall be determined in accordance with Article 3; provided that:

(A)	where at the Termination Date the Participant has been in Service for less than 15 years, and in the case of Retirement, has provided the Corporation and/or any of its Subsidiaries, as applicable, with at least 90 days’ prior written notice of such Retirement, the number of such Participant’s Restricted Share Units outstanding shall be pro-rated as of the Termination Date to reflect the actual period of Service between the Grant Date and the Termination Date as a result of death, Disability or Retirement, as the case may be; and

(B)	where at the Termination Date the Participant has been in Service for 15 years or more, and in the case of Retirement, has provided the Corporation and/or any of its Subsidiaries, as applicable, with at least 90 days’ prior written notice of such Retirement, the number of such Participant’s Restricted Share Units outstanding effective as of the Termination Date shall not be subject to adjustment unless otherwise determined by the Committee (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), and

(iv)	all Restricted Share Units other than those that are determined to remain outstanding following the Termination Date pursuant to Section 6.2(a)(i), Section 6.2(a)(ii) or Section 6.2(a)(iii), as applicable, will be terminated and cancelled as of the Termination Date; and

(b)	with respect to such Participant’s Performance Share Units:

(i)	with a Payment Criteria End Date that occurs on or prior to the Termination Date, such Performance Share Units shall remain outstanding until paid or cancelled in accordance with Article 4 or Section 5.2, as applicable;

(ii)	with a Payment Criteria End Date after the Termination Date will, subject to proration of the number of such Performance Share Units effective as of the Termination Date pursuant to Section 6.2(b)(iii), remain outstanding until paid or cancelled in accordance with Article 4 or Section 5.2, as applicable;

(iii)	the number of such Performance Share Units which may become Earned Performance Share Units shall be determined in accordance with Article 4; provided that:

(A)	where at the Termination Date the Participant has been in Service for less than 15 years, and in the case of Retirement, has provided the Corporation and/or any of its Subsidiaries, as applicable, with at least 90 days’ prior written notice of such Retirement, the number of such Participant’s Performance Share Units outstanding shall be pro-rated as of the Termination Date to reflect the actual period of Service between the Grant Date and the Termination Date as a result of death, Disability or Retirement, as the case may be; and

(B)	where at the Termination Date the Participant has been in Service for 15 years or more, and in the case of Retirement, has provided the Corporation and/or any of its Subsidiaries with at least 90 days’ prior written notice of such Retirement, the number of such Participant’s Performance Share Units outstanding effective as of the Termination Date shall not be subject to adjustment unless otherwise determined by the Committee (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant);

(iv)	all Performance Share Units other than those that are determined to remain outstanding following the Termination Date pursuant to Section 6.2(b)(i), Section 6.2(b)(ii) or Section 6.2(b)(iii), as applicable, will be terminated and cancelled as of the Termination Date; and

(v)	notwithstanding any other provision of this Plan, a Participant who: (x) as of January 1, 2023, had achieved at least age 50 and 10 years of Service; (y) provides the Corporation and/or any of its Subsidiaries, as applicable, with at least 90 days’ prior written notice of their intention to retire on or prior to December 31, 2024; and (z) does not otherwise satisfy the criteria for “Retirement” pursuant to Section 1.3, shall in any event be deemed to have experienced a Retirement from Service solely for purposes of this Section 6.2(b); and

(c)	in the case of the death of a Participant, the Participant’s designated beneficiary or estate will be entitled to receive payment, if any, in respect of the Awards of the Participant in accordance with this Section 6.2.

For greater certainty, a Participant who ceases to be an Employee as a result of death, Disability or Retirement will receive: (x) dividend equivalents pursuant to Section 3.7 or Section 4.8, as applicable, in respect of all Awards that remain outstanding and are not cancelled pursuant to Section 6.2(a)(iv) or Section 6.2(b)(iv), as applicable; and (y) the Payout Amount in respect of all Vested Restricted Share Units and all Earned Performance Share Units, as adjusted to the extent required in accordance with Section 6.2(a) or Section 6.2(b), unless the Administrator has received from the Participant a valid election to receive Payout Shares prior to the Termination Date.

6.3	Involuntary Termination

If a Participant ceases to be an Employee as a result of involuntary termination other than: (x) death, Disability or Retirement; (y) as a result of termination for Just Cause or voluntary resignation; or (z) any circumstance that gives rise to the settlement of awards in accordance with Section 5.2(d)(ii):

(a)	with respect to such Participant’s Restricted Share Units:

(i)	with a Vesting Date(s) that occurs on or prior to the Termination Date, such Vested Restricted Share Units shall remain outstanding until paid or cancelled in accordance with Article 3 or Section 5.2, as applicable;

(ii)	with a Vesting Date(s) after the Termination Date:

(A)	the number of unvested Restricted Share Units that may become Vested Restricted Share Units will be pro-rated at the Termination Date based on the actual period of Service between the Grant Date and the Termination Date; and

(B)	such pro-rated Restricted Share Units shall remain outstanding until paid or cancelled in accordance with Article 3 or Section 5.2, as applicable, following the applicable Vesting Date;

(iii)	all Restricted Share Units other than those that are Vested Restricted Share Units under Section 6.3(a)(i) or Section 6.3(a)(ii) will be terminated and cancelled as of the Termination Date; and

(b)	with respect to such Participant’s Performance Share Units:

(i)	with a Payment Criteria End Date that occurs on or prior to the Termination Date, such Performance Share Units shall remain outstanding until paid or cancelled in accordance with Article 4 or Section 5.2, as applicable;

(ii)	with a Payment Criteria End Date after the Termination Date:

(A)	the number of such Performance Share Units will be pro-rated at the Termination Date based on the actual period of Service between the Grant Date and the Termination Date; and

(B)	such pro-rated Performance Share Units shall remain outstanding until paid or cancelled in accordance with Article 4 or Section 5.2, as applicable, following the applicable Payment Criteria End Date; and

(iii)	all Performance Share Units other than those that remain outstanding under Section 6.3(b)(i) or Section 6.3(b)(ii) will be terminated and cancelled as of the Termination Date.

For greater certainty, a Participant who ceases to be an Employee as a result of involuntary termination: (x) will not receive dividend equivalents pursuant to Section 3.7 or Section 4.8, as applicable, in respect of Awards that remain outstanding and which are not cancelled pursuant to Section 6.3(a)(iii) or Section 6.3(b)(iii); and (y) will receive the Payout Amount in respect of all Vested Restricted Share Units and all Earned Performance Share Units, as adjusted to the extent required in accordance with Section 6.3(a) or Section 6.3(b), unless the Administrator has received from the Participant a valid election to receive Payout Shares prior to the Termination Date.

6.4	Committee Discretion

The Committee may (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant), in its discretion where circumstances warrant, adjust the application of Section 6.1, Section 6.2 or Section 6.3 to a Participant, including with respect to vesting or the timing of settlement, provided that such exercise of discretion does not negatively affect the tax treatment of the Plan.

6.5	No Damages, etc.

For greater certainty:

(a)	a Participant will not be entitled to receive any additional grants under the Plan during or with respect to any period of contractual or common-law reasonable notice of termination;

(b)	a Payout Amount and/or a Payout Share is not earned until it is paid;

(c)	a Participant is not entitled to any damages in lieu of any forfeited unvested Awards or in lieu of grants or payments under the Plan during or with respect to any period of contractual or common-law reasonable notice of termination; and

(d)	notwithstanding any other provision of the Plan, in no event will the Participant’s entitlements under the Plan upon termination of employment be less than the minimum requirements under applicable employment standards legislation.

Article 7
Administration

7.1	Administration

(a)            Subject to the Committee reporting to the Board in accordance with the Committee’s mandate, the Plan shall be administered and interpreted by the Committee (subject, in the case of any Participant who is the Employee of a Subsidiary, to consideration of any related recommendation by the board of directors of the Subsidiary employer of such Participant; provided that the recommendations and determinations of any Subsidiary board of directors shall not in any way fetter or diminish the responsibility and discretion of the Committee to administer the Plan and make determinations required in furtherance thereof). Without limiting the generality of the foregoing, but subject to Article 5 and any applicable Stock Exchange rules, the Committee may, from time to time as it may deem expedient, adopt, amend and rescind rules and regulations or vary the terms and conditions of the Plan and/or any Award hereunder to carry out the terms and conditions and purposes of the Plan and/or to address tax or other requirements of any applicable jurisdiction. Subject to the terms and conditions of the Plan, the Committee is authorized to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration and operation of the Plan as it may deem necessary or advisable, which determinations need not be uniform among Participants or Awards, including the following:

(i)	designating Employees as Participants;

(ii)	determining the type or types of Awards to be granted to a Participant (including the class(es) of Participants entitled to receive a certain type or types of Awards);

(iii)	determining the number of Awards to be granted to a Participant from time to time;

(iv)	subject to Section 2.4, determining when Awards elected by a Participant to be settled in Payout Shares will be settled with Common Shares purchased in the market;

(v)	determining the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, cancelled, forfeited or redeemed (including Payment Criteria or performance criteria or vesting terms, including any based on continued Service requirements) and authorizing the preparation of and entering into of Grant Agreements evidencing the terms and conditions of all such Awards;

(vi)	modifying, waiving or adjusting any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vii)	determining the treatment of an Award upon a termination of employment with the Corporation or any of its Subsidiaries for any reason;

(viii)	imposing a hold period with respect to an Award or the Payout Shares received in connection with an Award;

(ix)	appointing any Administrator or changing any Administrator previously appointed;

(x)	interpreting and administering the Plan and any Grant Agreement;

(xi)	correcting any defect, supplying any omission or reconciling any inconsistency in the Plan, in any Award or in any Grant Agreement; and

(xii)	making any other determination and taking any other action that the Committee deems necessary or desirable for the administration of the Plan, including any determination required to comply with Section 409A.

(b)            Subject to the Committee reporting to the Board in accordance with the Committee’s mandate, the Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of Directors or to the board of directors or any subcommittee of any Subsidiary, to any officer of the Corporation or of any Subsidiary, including the power to perform administrative functions and grant Awards; provided, that such delegation does not violate applicable law, or the applicable rules of a Stock Exchange. Upon any such delegation, all references in the Plan to the “Committee,” other than in Article 5, shall be deemed to include any Person to whom such powers have been delegated by the Committee in accordance with the Committee’s mandate. The Committee may also, pursuant to Section 7.1(a)(ix), appoint one or more Administrators to assist with and perform administrative functions in connection with the Plan, including to acquire Common Shares in the market on behalf of the Corporation on instructions from the Committee; provided, however, that such Persons may not be delegated the authority to grant or modify any Awards that will or may be settled in Payout Shares. Any such delegation by the Committee may be revoked at any time by the Committee. The interpretation, administration, construction and application of the Plan and any provisions hereof made by the Committee, or by any Subsidiary board of directors, committee thereof, Subsidiary, officer of the Corporation or any Subsidiary or any other Person to which the Committee has delegated authority to perform functions, shall be final and binding on the Corporation, its Subsidiaries and all Participants, and shall be made in the sole discretion of the Committee, or Subsidiary board of directors, committee thereof, Subsidiary, officer of the Corporation or any Subsidiary or any other Person to which the Committee has delegated authority to perform functions pursuant to the Plan, as applicable.

(c)            No member of the Committee or any Person acting pursuant to authority delegated by the Committee hereunder shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan, any Grant Agreement or any Award granted hereunder.

(d)            The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board or the Committee with regard to the allotment or issuance of any Common Shares or any other securities in the capital of the Corporation. For greater clarity, neither the Corporation nor any of its Subsidiaries shall by virtue of the Plan be in any way restricted from declaring and paying stock dividends, repurchasing Common Shares or any other securities in its share capital, or varying or amending its share capital or corporate structure.

(e)            Nothing contained herein shall prevent the Corporation or any of its Subsidiaries from adopting additional Security Based Compensation Arrangements or other compensation arrangements from time to time, subject to receipt of any required approvals.

7.2	Unfunded Obligation

Unless otherwise determined by the Committee, the Plan will be an unfunded obligation of the Corporation and the Corporation’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or other Person shall have any legal or equitable right, claim or interest in any specific property or assets of the Corporation or any of its Subsidiaries. Neither the Corporation nor any of its Subsidiaries shall segregate any assets for the purpose of funding obligations with respect to the Awards granted hereunder or shall be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation under the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property or assets of the Corporation or any of its Subsidiaries. To the extent any individual holds rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.

7.3	Costs of Administration

The Corporation will be responsible for all costs relating to the administration of the Plan.

7.4	Withholding Taxes

If the Corporation or a Subsidiary shall be required to withhold any amounts by reason of any federal, provincial, state or local tax rules or regulations in respect of the payment of a Payout Amount or the delivery of Payout Shares to a Participant, the Corporation or the Subsidiary shall be entitled to deduct and withhold such amounts from the entitlements of a Participant in respect of Awards from other income of the Participant or, alternatively, the Corporation or Subsidiary may require the Participant to provide funds to satisfy such withholding obligation or make other arrangements that are satisfactory to the Corporation or Subsidiary, as the case may be, including from the sale of Payout Shares by or on behalf of a Participant.

7.5	Securities Law Compliance

(a)            No Participant shall be entitled to elect to receive (or receive) Payout Shares, and no Payout Shares shall be delivered, under the Plan unless: (i) a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), has, at the time of delivery, been filed with the U.S. Securities and Exchange Commission and is effective with respect to the Payout Shares delivered under the Plan; or (ii) in the absence of an effective registration statement under the Securities Act, Payout Shares may be delivered to a Participant under the Plan in the sole discretion of the Corporation, if in the opinion of legal counsel to the Corporation, (A) the Payout Shares to be delivered under the Plan may be delivered to such Participant in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act and (B) such Participant is eligible to receive such Payout Shares pursuant to the applicable exemption. A PARTICIPANT IS CAUTIONED THAT DELIVERY OF PAYOUT SHARES UPON THE VESTING OF AWARDS GRANTED PURSUANT TO THE PLAN MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.

(b)            As a condition to any delivery of Payout Shares, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law (including any applicable exemption from the registration requirements of the Securities Act) and to make any representation or warranty with respect to such compliance as may be requested by the Corporation. In addition, in the sole discretion of the Corporation, in the event that any Payout Shares will be delivered under the Plan to any Participant pursuant to an exemption from the registration requirements of the Securities Act, the Corporation shall be entitled to place such legends or similar restrictions on such Payout Shares as may be required to identify such Payout Shares as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, if in the opinion of legal counsel to the Corporation such action is required under applicable law to comply with such exemption from registration. From time to time, the Board, the Committee and appropriate officers of the Corporation are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to permit or facilitate the delivery of Common Shares pursuant to the Plan.

7.6	Clawback

Each Grant Agreement entered into in connection with the grant of Awards will contain terms and conditions pursuant to which the Board, the Committee or the board of directors of any Subsidiary employer (or any committee thereof) (x) shall clawback or (y) may determine to clawback, as applicable, the relevant Participant’s Awards and any compensation derived therefrom. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Board, the Committee or the board of directors of any Subsidiary employer (or committee thereof), as applicable, and to cause any and all permitted transferees of the Participant to cooperate fully with the Board, the Committee or the board of directors of any Subsidiary employer (or committee thereof), as applicable, to effectuate any clawback required pursuant to the Plan or the Participant’s Grant Agreement. Neither the Board, the Committee, the board of directors of any Subsidiary employer (or committee thereof), the Corporation, any Subsidiary nor any other Person, other than the Participant and their permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or their permitted transferees, if any, that may arise as a result of any clawback effected in accordance with this Section 7.6 or the Participant’s Grant Agreement.

7.7	Compliance with Laws

If any provision of the Plan or any Award or Grant Agreement contravenes applicable law or any order, policy, by-law, rule or regulation of any applicable regulatory authority or Stock Exchange then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Article 8
MISCELLANEouS

8.1	No Assignment

An Award is personal to the Participant and is non-assignable. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by the Participant, whether voluntarily or by operation of law, otherwise than by testate succession or the laws of descent and distribution, and any attempt to do so will cause such Award to be null and void. During the lifetime of the Participant, an Award shall be redeemable only by the Participant and, upon the death of a Participant, the Person to whom the rights shall have passed by testate succession or by the laws of descent and distribution may redeem any Awards in accordance with the terms hereof and the Grant Agreement. For greater certainty, the limitations imposed by this Section 8.1 do not apply in any way to Payout Shares which are held in the Common Share Account of or have been delivered to a Participant in the Plan, however held.

8.2	No Other Employee Benefits

The grant of an Award, or the amount or value deemed to be or received by a Participant as a result of the exercise or settlement of an Award or as a result of the sale of a Payout Share received upon the settlement of an Award will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including benefits under any bonus, pension, profit-sharing, insurance and salary continuation plan, except as otherwise specifically determined by the Committee, nor will it be a basis to calculate any overtime, any amount of termination or severance after the Participant’s Termination Date, or any long-service awards, bonuses, pension or retirement income or similar payments, and by participating in the Plan and accepting any Awards hereunder, the Participant waives any claim on the foregoing basis. In the event that the Service relationship of the Participant is terminated by the Corporation or a Subsidiary either with or without Just Cause, the Participant shall have no rights to any particular grants which have been made to him or her other than as explicitly set forth in the Plan, the applicable Grant Agreement, or in any other written agreement entered into between the Corporation and the Participant, and the Participant will not be entitled to recover damages nor to be paid any benefits or to recover any compensation which the Participant would or may otherwise have been entitled to under the Plan if the Participant had remained in Service.

8.3	Currency

All payments under the Plan shall be made in Canadian Dollars, except in the case of a Participant who is a Non-Canadian Participant, in which case all amounts of compensation allocated to such Participant and each Payout Amount payment in settlement of Awards will be denominated in U.S. Dollars. The Market Price used to calculate entitlements of any Non-Canadian Participant under the Plan shall, for greater certainty, be the relevant NYSE Market Price.

8.4	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.5	Reorganization

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, reclassification, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or any of its Subsidiaries or to create or issue any bonds, debentures, shares or other securities of the Corporation or any of its Subsidiaries or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any of its Subsidiaries or any sale or transfer of all or any part of its or their assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Article 9
Certain Rules Applicable to U.S. TAXPAYERS

9.1	Intent

To the extent applicable to a Participant, it is intended that each Award granted under the Plan shall be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Corporation, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of the Plan.

9.2	Separation from Service

If the Committee determines that any Award granted to a Participant who is at the time of the grant, or subsequently becomes, a U.S. Taxpayer must comply with Section 409A, references in the Plan to a termination or cessation of employment or like terms shall mean, with respect to such U.S. Taxpayer, a “separation from service” as defined under Section 409A.

9.3	Six-Month Delay

Notwithstanding anything in the Plan to the contrary, if at the time of a U.S. Taxpayer’s separation from service, the Committee determines (a) that such U.S. Taxpayer is considered to be a “specified employee” within the meaning of Section 409A and (b) that any Award of such U.S. Taxpayer must comply with Section 409A, and such Award is payable upon the U.S. Taxpayer’s separation from service, such payment shall not commence prior to the first Business Day following the date which is six months after the U.S. Taxpayer’s separation from service (or if earlier than the end of the six-month period, the date of the U.S. Taxpayer’s death). For the avoidance of doubt, the provisions of this Section 9.3 shall not apply to (i) any payment that becomes due in respect of an Award that becomes a Vested Award prior to the U.S. Taxpayer’s separation from service, (ii) any payment that becomes due as a result of the U.S. Taxpayer’s death, and (iii) any payment with respect to an Award that qualifies for an exception to the requirements of Section 409A.

9.4	Definitions

Notwithstanding anything in the Plan to the contrary and with respect only to U.S. Taxpayers:

(a)	a U.S. Taxpayer shall not be considered to have terminated their employment for Good Reason unless the termination qualifies for the safe harbor provided in Section 1.409A-1(n)(2)(ii) of the Treasury Regulations;

(b)	a Change of Control shall not be considered to have occurred unless the event or events constituting a Change of Control qualify as a “change in the ownership of a corporation”, or a “change in effective control of the corporation”, or a “change in the ownership of a substantial portion of the assets of a corporation”, each within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations; and

(c)	a U.S. Taxpayer shall not be considered to have a Disability unless such U.S. Taxpayer is disabled within the meaning of Section 1.409A-3(i)(4) of the Treasury Regulations.

9.5	Impact of Blackout Period

Notwithstanding anything in the Plan to the contrary, if the Committee determines that any Award granted to a Participant who is at the time of the grant, or subsequently becomes, a U.S. Taxpayer must comply with Section 409A and if such Award becomes a Vested Restricted Share Unit on or before December 31 of any year (in the case of Restricted Share Units) or the date on which a Performance Share Unit becomes an Earned Performance Share Unit is on or before December 31 of any year (in the case of Earned Performance Share Units), but due to the continuance of a Blackout Period or otherwise, the U.S. Taxpayer would not otherwise receive the Payout Amount or Payout Share in respect of such Award pursuant to Section 3.6, Section 4.7, Section 5.2, Section 6.2 or Section 6.3, as applicable, before December 31 of the year in which the applicable Award becomes a Vested Award (the “Outside Date”), the Corporation shall, irrespective of any election to receive a Payout Share made pursuant to Section 3.5(b) or Section 4.6(b), satisfy its obligation in respect of such Award by paying the Payout Amount in respect of such Award before the Outside Date. If the Payout Amount is paid to a U.S. Taxpayer pursuant to this Section 9.5, such Payout Amount shall be determined using a Market Price fixed by the Committee, acting reasonably.

9.6	Risk of Forfeiture

Notwithstanding anything in the Plan to the contrary, no payment hereunder shall be made to a U.S. Taxpayer pursuant to Section 3.6, Section 4.7 or Section 5.2 in respect of any Award, including any Payout Amount or Payout Share, unless such U.S. Taxpayer is an Employee on the date that such payment is made to such U.S. Taxpayer, except that in the case of a U.S. Taxpayer whose employment is terminated for any reason (including death, Disability, Retirement, an Involuntary Employment Action or another involuntary termination in respect of which Section 6.3 applies), payment may be made to such U.S. Taxpayer at any time after the applicable Award becomes a Vested Award and before December 31st of the year in which such Award becomes a Vested Award.

9.7	Amendments and Alterations

Notwithstanding anything in the Plan to the contrary, neither the Board nor the Committee shall amend or alter this Plan or any Award granted to a U.S. Taxpayer, or exercise its discretion with respect to the Plan or an Award granted to a U.S. Taxpayer, including pursuant to Section 3.1, Section 4.1, Section 5.3 or Section 7.1, if such amendment, alteration, or exercise of discretion would cause this Plan or an Award granted to a U.S. Taxpayer to violate Section 409A. Any such amendment, alteration, or exercise of discretion that would cause this Plan or any Award granted to a U.S. taxpayer to violate Section 409A shall be void ab initio.